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                        CONSENT OF INDEPENDENT AUDITOR














                                  EXHIBIT 23



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                        Independent Auditors' Consent


To the Board of Directors
Wilmington Trust Corporation



We consent to incorporation by reference in the registration statements Nos. 333-69479 and 33-43675 on Form S-8 of Wilmington Trust Corporation of our report dated June 7, 2002, with respect to the statements of net assets available for benefits of Wilmington Trust Thrift Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 2001 annual report on Form 11-K/A of Wilmington Trust Corporation.





/s/ KPMG LLP


Philadelphia, Pennsylvania
June 27, 2002